Exhibit 19
THE MACERICH COMPANY
INSIDER TRADING POLICY
February 12, 2026

The Macerich Company (the “Company”) has adopted the following policy and procedures for securities trading by Company directors and employees (this “Insider Trading Policy”). This Insider Trading Policy is intended to prevent the misuse of material nonpublic information, insider trading in securities, and the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand and comply with this Insider Trading Policy and applicable laws.
Our Board of Directors has approved this Insider Trading Policy, and we have appointed our Chief Legal Officer as the Compliance Officer (with their designees, the “Compliance Officer”) to administer this Insider Trading Policy and oversee insider trading matters in general. See Part I, Section E below for further information and procedures for contacting the Compliance Officer.
PART I. OVERVIEW
A.    Who Must Comply?
This Insider Trading Policy applies to all of our employees and members of our Board of Directors, including anyone employed by or acting as a director or officer of any of the Company’s subsidiaries, as well as any other individuals whom the Compliance Officer may designate as Insiders (defined below) because they may have access to material nonpublic information about the Company.
In addition, all of our directors and executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and employees who may be designated from time to time, must comply with the Trading Procedures included in Part II of this Insider Trading Policy (the “Trading Procedures”). We will refer to these individuals who must comply with the Trading Procedures in Part II of this Insider Trading Policy as “Insiders.” The Trading Procedures provide rules for when Insiders can trade in our securities and explain the process for mandatory pre-clearance of proposed trades. You will be notified by the Compliance Officer or another executive officer if you are considered to be an Insider who is required to comply with the Trading Procedures. A list of Insiders will be maintained by the Compliance Officer.
This Insider Trading Policy and, for Insiders, the Trading Procedures also apply to the following persons (“Affiliated Persons”):
•your “Family Members” (“Family Members” are (a) your spouse or domestic partner, your children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute (e.g., materially contributing to financial support would include paying an individual’s rent but not just a phone bill);
•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on your behalf; and
•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.
B.    What is Prohibited by this Insider Trading Policy?
You and your Affiliated Persons are prohibited from engaging in insider trading and from trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material nonpublic information (see definition and discussion below) about that company or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.

Prohibition on Trading in Company Securities
When you are in possession of material nonpublic information about the Company, whether positive or negative, you are prohibited from trading (whether for your account or for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), any units of The Macerich Partnership, L.P. and any derivative securities that provide the economic equivalent of ownership of any the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the Compliance Officer in accordance with the Company’s Rule 10b5-1 Trading Plan Policy that are intended to comply with Rule 10b5-1 under the Exchange Act.
The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash; (2) the redemption of redeemable securities with the Company or its subsidiaries for shares of the Company’s stock; or (3) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
The trading prohibitions in this Insider Trading Policy do apply, however, to the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any sale of stock as part of a broker-assisted cashless exercise of an option and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Prohibition on Tipping
Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.
Prohibition on Trading in Securities of Other Companies
Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company (1) with which the Company has an existing business relationship, including but not limited to, the Company’s distributors, vendors, customers or suppliers or (2) with which the Company is in active discussions concerning a potential transaction or business relationship, neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information. If your work regularly involves handling or discussing confidential information of companies in either of the foregoing categories, you should consult with the Compliance Officer before trading in any of those company’s securities.
Other Prohibited Transactions
•Short Sales and Publicly Traded Options. There are various types of transactions in common stock and securities derived from common stock whose profit potential depends on short term fluctuations in the price of common stock. Examples include purchases and sales of publicly traded put and call options, short sales and sales against the box. Engaging in transactions of this nature is not appropriate for directors, officers and employees of an issuer, since it suggests an intention to make a short term profit based on the possession of inside information. Directors, officers and employees of the Company therefore must not buy or sell publicly traded options on Company common stock and not engage in any short sales of Company securities (selling shares they do not own) or selling Company securities against the box (selling shares they own but do not deliver within the required period).
•Hedging Transactions. Hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, that are designed to hedge or offset any decrease in the market value of Company securities may permit ownership of Company securities without the full risks and rewards of ownership. When that occurs, a director, officer or employee entering into such transactions may be viewed as having weaker alignment with the interests of the Company’s other stockholders. Therefore, directors, officers and employees are prohibited from engaging in these types of hedging or monetization transactions.
Duration of Trading Prohibitions
These trading prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.
This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures described in Part II, will continue to apply to you and your Affiliated Persons until the later of: (1) the third business day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the third business day after any material nonpublic information known to you has become public or is no longer material.

C.    What is Material Nonpublic Information?
This Insider Trading Policy prohibits you from trading in a company’s securities if you are in possession of information about the company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer.
“Material” Information
Information about our Company or any other company is “material” if it could reasonably be expected to affect the investment decisions of a stockholder or potential investor or if disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about us or any other company. We speak mostly in this Insider Trading Policy about determining whether information about us is material and nonpublic, but the same analysis applies to information about other companies that would preclude you from trading in their securities.
In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are examples of the types of information that could be material:
•projections of future earnings or losses, funds from operations or other earnings guidance;
•quarterly financial results that are known but have not been publicly disclosed;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed corporate mergers, acquisitions, tender offers or joint ventures;
•pending or proposed acquisitions or dispositions of significant assets, properties or portfolios;
•significant property casualty or injury at one of the Company’s properties due to a fire or other natural disaster;
•changes in senior management or to the members of our Board of Directors;
•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
•significant developments regarding core markets, new lines of business, tenants or contracts (e.g., the acquisition or loss of a contract);
•changes in dividend policy or declarations of stock splits;
•proposed public or private securities offerings or other financings;
•potential defaults under the Company’s or its subsidiaries credit agreements or indentures or potential material liquidity issues; and
•bankruptcies or receiverships.

The above items will not always be material and there may be other items not described above that are material. No “bright-line” standard or list of items can adequately address the range of situations that may arise; information and events should be carefully considered in terms of their materiality to the Company.
“Nonpublic” Information
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.
To demonstrate that information is public, one must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the U.S. Securities and Exchange Commission (the “SEC”), the distribution of a press release or publishing the information on our website if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access. Before a person with material nonpublic information can trade, the market must have adequate time to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public at the start of regular trading hours on the New York Stock Exchange (the “NYSE”) on the third business day following our public release of the information, or such other time as the Compliance Officer deems appropriate.
For example, if the Company publicly discloses material nonpublic information on Monday evening, then under this Insider Trading Policy, the information will generally be deemed public on Thursday morning, the third business day after the release of the information.
D.    What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously, routinely discovering, and successfully prosecuting, for example, trading by employees in foreign accounts, trading by family members and friends of insiders and trading involving only a small number of shares.
The penalties for violating rules against insider trading can be severe and include:
•forfeiting any profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of a violation, have purchased or sold securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2.5 million or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under some circumstances be subject to private lawsuits.
Violation of this Insider Trading Policy or any federal or state insider trading laws may subject you to disciplinary action by the Company, including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy whether or not it also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.
E.    How Do You Report a Violation of this Insider Trading Policy?
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to Ann Menard, as the Compliance Officer.
However, if the conduct in question involves Ms. Menard, as the Compliance Officer, or if you have reported such conduct to Ms. Menard and do not believe that she has dealt with it properly, or if you do not feel that you can discuss the matter with Ms. Menard, you may raise the matter with Dan Swanstrom, the Company’s Senior Executive Vice President, Chief Financial Officer and Treasurer.

PART II. TRADING PROCEDURES
A.    Special Trading Restrictions Applicable to Insiders
In addition to needing to comply with the restrictions on trading in our securities set forth in Part I of this Insider Trading Policy, Insiders and their Affiliated Persons are subject to the following special trading restrictions:
1.    No Trading During Quarterly Trading Bans.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may not trade in Company securities during these four quarterly trading bans. Unless otherwise advised, the four quarterly trading bans consist of the periods that begin on the first day of a fiscal quarter and end at the start of regular trading hours on the NYSE on the third business day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings for the prior fiscal quarter or year.
For example, if the Company issues its quarterly earnings release on Tuesday, the first time an Insider can buy or sell Company securities is after the market opens on Friday, the third business day after the release of the information. Under this Insider Trading Policy, the end of the quarterly trading ban is the same regardless of whether the earnings release is issued prior to or during regular trading hours on Tuesday.
Insiders may be allowed to trade during a quarterly trading ban only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described in Section C-1 below or (b) if granted a waiver in accordance with the procedure for granting waivers as described in Section D below. Periods between quarterly trading bans are referred to herein as “permitted trading windows” or “open trading windows” and Insiders are still required to obtain pre-clearance from the Compliance Officer in accordance with the procedures set forth below in order to trade during such a window.

2.    Special Closed Trading Periods.

The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would otherwise be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset of Insiders) may not trade in the Company’s securities. The Compliance Officer may also impose a Special Closed Window on Insiders or a subset of Insiders to prohibit trading in the securities of other companies, including specified peers or competitors of the Company. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company.

3.    Gifts and Other Distributions in Kind.
No Insider may donate or make any other transfer of Company securities without consideration (e.g., a gift) when the Insider is not permitted to trade unless the Compliance Officer approves such gift, which approval generally will not be granted unless the donee agrees not to sell the securities until the Insider is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy.
4.    No Trading During Retirement Plan Blackout Periods.
No Insider may trade in any Company securities that were acquired in connection with the Insider’s service or employment with the Company during a retirement plan “blackout period” except as specifically permitted below. A blackout period includes any period of more than three (3) consecutive business days during which at least fifty percent (50%) of all participants and beneficiaries under all of the individual account plans maintained by the Company and members of the Company’s controlled group are prohibited from trading in Company securities through their plan accounts. Insiders will receive advance notice of any such blackout period from the Compliance Officer or his or her designee.

    5.     Other Prohibited Transactions.
    Insiders may not pledge Company securities, such as for collateral for a loan or in connection with a margin account or otherwise.
B.     Pre-Clearance Procedures
No Insider may trade in our securities, even during an open trading window, unless the trade has been approved by the Compliance Officer, or his or her designee, in accordance with the procedures described below. In reviewing trading requests, the Compliance Officer may consult with our other officers and/or outside legal counsel and will seek approval of their own trades from the Chief Financial Officer.
1.Procedures. No Insider may trade in our securities unless:
•The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy as Exhibit A or such other format as the Compliance Officer deems acceptable (such request, the “Stock Transaction Request”). To provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request should, if practicable, be received by the Compliance Officer at least two (2) business days before the intended trade date;
•The Insider has certified to the Compliance Officer in writing before the proposed trade(s) that the Insider does not possess material nonpublic information concerning the Company;
•If the Insider is an executive officer or director, the Insider has informed the Compliance Officer, pursuant to his or her Stock Transaction Request, whether, to the Insider’s best knowledge:
(i)the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act; and
(ii)if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•The Compliance Officer has approved the trade(s) and has certified their approval in writing (which may be by email).
The Compliance Officer does not assume responsibility for, and approval by the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.
2.Additional Information.
Insiders shall provide to the Compliance Officer any documentation the Compliance Officer reasonably requires in furtherance of the foregoing procedures. Any failure to provide such information will be grounds for the Compliance Officer to deny approval of the trade request.
3.Notification of Brokers of Insider Status.
    Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and/or Compliance Officer on the day of a trade.
4.No Obligation to Approve Trades.
The foregoing approval procedures do not in any way obligate the Compliance Officer to approve any trade. The Compliance Officer has sole discretion to reject any trading request.
From time to time, an event may occur that is material to the Company and is known by only a limited number of directors and employees. The Compliance Officer may decline an Insider’s request to preclear a proposed trade based on the existence of a material nonpublic development –

even if the Insider is not aware of that material nonpublic development. If any Insider engages in a trade before a material nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may decide not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Insider once the material nonpublic development is disclosed to the public or resolved. If an Insider requests preclearance of a trade during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.
5.Completion of Trades.
After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material nonpublic information.
6.Post-Trade Reporting.
The details of any transactions in our securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by an Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer by the Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price and the name of the broker-dealer that effected the transaction. This reporting requirement may be satisfied by providing (or having the Insider’s broker provide) a trade order confirmation to the Compliance Officer if the Compliance Officer receives such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
C.    Exemptions
1.Pre-Approved Rule 10b5-1 Plan.
Transactions made pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to our quarterly trading bans, retirement plan blackout periods or pre-clearance procedures and Insiders are not required to submit a Stock Transaction Request for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet specified requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s

Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to trade in Company securities inside of our quarterly trading bans or other blackout periods, even when in possession of material nonpublic information.
The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.
2.Employee Equity and Retirement Plans.
    Exercise of Stock Options and Redemptions of Securities. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to (i) the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash; or (ii) the redemption of redeemable securities with the Company or its subsidiaries for shares of the Company’s stock. However, the exercise of an option to purchase securities of the Company or redemption of redeemable securities for shares of the Company’s stock are subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section B above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities or redemption of redeemable securities are subject to all of the requirements of these Trading Procedures and the Insider Trading Policy. Moreover, these Trading Procedures apply to the use of outstanding Company securities to constitute part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in these Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy tax withholding requirements if (a) withholding is required by the applicable plan or award agreement or (b) the election to exercise the tax withholding right was made by the Insider in compliance with these Trading Procedures.
Employee Stock Purchase Plan. If the Company has an employee stock purchase plan, the trading prohibitions and restrictions set forth in these Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under such employee stock purchase plan. However, no Insider may: (a) elect to participate in such employee stock purchase plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such employee stock purchase plan; or (b) make cash contributions to such employee stock purchase plan (other than through periodic wage withholding) without complying with these Trading Procedures. Any sale of securities acquired under such employee stock purchase plan is subject to the prohibitions and restrictions of these Trading Procedures.
Retirement Plan. If the Company has a policy to allow ownership of Company stock in the Company’s 401(k) or other retirement plan, the trading prohibitions and restrictions set forth in these Trading Procedures do not apply to purchases of Company securities in such retirement plan resulting from periodic contributions by Insiders to such retirement plan pursuant to payroll deduction elections. Such prohibitions and restrictions do apply, however, to some elections Insiders may make under such retirement plan, including an election (a) to increase or decrease the percentage of periodic contributions to be allocated to the Company stock fund; (b) to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) to borrow money against or receive a distribution from such Insider’s retirement plan account if the loan or distribution will result in a liquidation of some or all of such Insider’s Company stock fund balance; and (d) to pre-pay a plan loan if the pre-payment will result in an allocation of loan proceeds to the Company stock fund.
Dividend Reinvestment Plan. If the Company has a dividend reinvestment plan, the trading prohibitions and restrictions set forth in these Trading Procedures do not apply to purchases of Company securities under such dividend reinvestment plan resulting from the reinvestment by Insiders of dividends paid on Company securities. Such prohibitions and restrictions do apply, however, to voluntary purchases of Company securities resulting from additional contributions by Insiders to such dividend reinvestment plan (i.e., direct stock purchases), and to elections by Insiders to participate in such dividend reinvestment plan or change the level of such participation. These Trading Procedures also apply to sales by Insiders of Company securities purchased pursuant to such dividend reinvestment plan.
D.    Waivers
A waiver of any provision of this Insider Trading Policy, including these Trading Procedures, may be authorized in writing by the Compliance Officer or his or her designee. All waivers shall be reported to the Board of Directors.

PART III.     AMENDMENT
    This Insider Trading Policy, including these Trading Procedures, may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.

PART IV.    ACKNOWLEDGEMENT
We will deliver a copy of this Insider Trading Policy to all current employees and directors and to future employees and directors at the start of their employment or relationship with the Company. Each of these individuals must acknowledge that they have received a copy and agree to comply with the terms of this Insider Trading Policy, and, if applicable, these Trading Procedures contained herein. The acknowledgment attached as Exhibit B hereto must be completed and submitted to the Company within ten (10) days of receipt. From time to time, directors and employees may be required to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications thereto).
*    *    *
Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

EXHIBIT A
STOCK TRANSACTION REQUEST
I hereby notify The Macerich Company (the “Company”), pursuant to the Company’s Insider Trading Policy, of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name: _________________________________________
INTENT TO PURCHASE Number of shares: __________________________ Intended trade date: __________________________
Means of acquiring shares:	Acquisition through employee benefit plan (please specify): ___________________________________________________________
Purchase through a broker on the open market
Other (please specify): ________________________________________
INTENT TO SELL Number of shares: __________________________ Intended trade date: __________________________
Means of selling shares:	Sale through employee benefit plan (please specify): ___________________________________________________________
Sale through a broker on the open market
Other (please specify): ________________________________________
SECTION 16	RULE 144 (Not applicable if transaction requested involves a purchase)

I am not subject to Section 16.

To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.

None of the above.

I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as those terms are defined in Rule 144 under the Securities Act of 1933, as amended).

To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.
The transaction requested will be made pursuant to an effective registration statement covering such transaction.
None of the above.

CERTIFICATION
I hereby certify that I am not (1) in possession of any material nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy and (2) purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company including termination of my employment.

Insider’s Signature	Date
APPROVAL
Signature of Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out.

EXHIBIT B
ACKNOWLEDGEMENT
I hereby acknowledge that I have read, that I understand, and that I agree to comply with the Insider Trading Policy of The Macerich Company (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy by all of my “Affiliated Persons.” I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or any brokerage firm managing the Company’s equity incentive plan(s) against the transfer of any Company securities that the Company considers to be in contravention of the Insider Trading Policy.
    Further, I acknowledge and agree that, to the extent I am an “Insider” for purposes of the Insider Trading Policy, all references in this Acknowledgment to the Insider Trading Policy include these Trading Procedures included therein.

This acknowledgement constitutes consent for the Company to impose sanctions for violation of the Insider Trading Policy, including these Trading Procedures, and to issue any stop-transfer orders to the Company’s transfer agent that the Company, in its sole discretion, deems appropriate to ensure compliance.

Date:	Signature:

Name:

Title:

PUBLIC COMPANY MODEL DOCUMENT      Copyright © 2009 Goodwin Procter LLP
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Any suggestions for improvements should be directed to Lisa Haddad/Michael Minahan
Last revision date: August 8, 2017

This document has been drafted as an internal knowledge management tool and does not address every potential issue. The footnotes are important for the proper use of the document but are no substitute for thoughtful analysis of the specific circumstances of each client. This document should not be distributed to a client prior to partner review.